Explanation of Responses:

(1)     GTCR Fund VII, L.P., a limited partnership (“Fund VII”), is the direct beneficial owner of the indicated shares reported on Table I. GTCR Partners VII, L.P., a limited partnership (“GTCR Partners”), is the general partner of Fund VII and GTCR Golder Rauner, L.L.C. (“GTCR”) is the general partner of GTCR Partners. As such, GTCR Partners and GTCR may be deemed to be beneficial owners of such securities. GTCR is managed by its members. The Reporting Person is a member of GTCR and may be deemed to have an indirect pecuniary interest in the Issuer’s Common Stock owned by Fund VII to the extent of the Reporting Person’s indirect proportionate partnership interest in Fund VII. The Reporting Person disclaims beneficial ownership of the shares held by Fund VII.

(2)     GTCR Co-Invest, L.P., a limited partnership (“Co-Invest”), is the direct beneficial owner of the indicated shares reported in Table I. GTCR is the general partner of Co-Invest. As such, GTCR may be deemed to be the beneficial owner of such securities. GTCR is managed by its members. The Reporting Person is a member of GTCR and may be deemed to have an indirect pecuniary interest in the Issuer’s Common Stock owned by Co-Invest to the extent of the Reporting Person’s indirect proportionate partnership interest in Co-Invest. The Reporting Person disclaims beneficial ownership of the shares held by Co-Invest.